UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 08, 2025

METHODE ELECTRONICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33731	36-2090085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue
Chicago, Illinois		60631-3518
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 867-6777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	MEI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2025, the Compensation Committee (the “Committee”) of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”) awarded time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to the Company’s executive officers. The RSUs and PSUs were each awarded under Methode’s 2022 Omnibus Incentive Plan (the “2022 Plan”).

Together, the RSUs and PSUs awarded to executive officers represent the Company’s long-term incentive program for fiscal 2026 (the “2026 LTI Program”). The 2026 LTI Program was adopted by the Committee after a comprehensive review of the various design alternatives and market practices presented by the Committee’s independent executive compensation consultant, Frederic W. Cook & Co., Inc., and taking into consideration feedback received from investors relating to the Company’s prior long-term incentive programs. The Compensation Committee believes the mix of performance-based and time-based awards supports Methode’s operating performance and retention objectives.

The tables below set forth details regarding the awards:

Executive	RSUs	Target PSUs
Jonathan B. DeGaynor Chief Executive Officer	328,520	328,520
Laura Kowalchik Chief Financial Officer	78,310	78,310
Lars Ullrich SVP, Global Automotive	56,689	56,689
John Erwin Chief Procurement Officer	31,324	31,324
Kerry A. Vyverberg General Counsel	29,595	29,595

Time-Based RSUs

The RSUs are subject to a three-year vesting period based on continued service, with 33%, 33% and 34% of each award vesting on each of the first three anniversaries of the grant date. Dividend equivalents will not be paid on the RSUs until the units have vested. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs.

Subject to the terms of the applicable award agreement, (i) in the event of an executive’s death, disability or qualified retirement (as defined in the agreement), all unvested RSUs will become immediately and fully vested and (ii) in the event an executive is terminated without cause, a prorated number of RSUs will vest through the date of termination subject to the executive’s execution of a general release. In the event of a change in control of the Company, as defined in the 2022 Plan, in which either (a) the successor company does not assume or replace the RSUs or (b) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, any unvested RSUs will immediately vest.

Performance-Based PSUs

The PSUs may be earned on the third anniversary of the grant date based on a cumulative three-year performance period relative to established goals for threshold and target performance. The performance measures are based on return on invested capital (ROIC) and annualized total stockholder return (TSR), in each case through the end of the Company’s fiscal 2028, with 60% of the award allocated to the ROIC measure and 40% to TSR.

For performance below the threshold level of each performance measure for the cumulative three-year period, no shares would be earned with respect to that measure. For performance at threshold levels, 50% of the underlying shares would be earned, with 100% of the shares earned at the target levels of performance and a maximum of 200% earned at the maximum levels, with share payments prorated between these levels.

Dividends will not be paid on the PSUs until the shares have been earned. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.

Subject to the terms of the applicable award agreement, (i) in the event of an executive’s death or disability prior to the end of the three-year performance period, all unvested PSUs will become immediately and fully vested at target levels; (ii) in the event of an executive’s qualified retirement (as defined in the agreement), the PSUs will vest (if at all) at the end of the performance period based upon actual performance; and (iii) in the event an executive is terminated without cause, a prorated number of PSUs, based on the date of termination, will vest at the end of the performance period based on actual performance. In the event of a change in control of the Company prior to the end of the three-year performance period, in which either (a) the successor company does not assume or replace the PSUs or (b) the successor company assumes or replaces the PSUs and then the executive is terminated without cause or resigns for good reason within two years, any unvested PSUs will immediately vest at target performance levels.

Award Agreements

The descriptions of these awards are qualified by reference to the full text of the Form of Time-Based Restricted Stock Unit Award Agreement and Form of Performance-Based Restricted Stock Unit Award Agreement, in each case adopted in connection with the 2026 LTI Program and attached hereto as Exhibit 10.1 and 10.2, respectively, and by reference to the 2022 Plan which was filed as Exhibit 10.1 to Methode’s Form 8-K filed on September 14, 2022.

Item 9.01 Financial Statements and Exhibits

d)
Exhibits:

Exhibit Number	Description
10.1	Form of Time-Based Restricted Stock Unit Award Agreement (2026 LTI Program)
10.2	Form of Performance-Based Restricted Stock Unit Award Agreement (2026 LTI Program)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Methode Electronics, Inc.

Date:	August 12, 2025	By:	/s/ Laura Kowalchik
Laura Kowalchik Chief Financial Officer